EXHIBIT 99.1

January 19, 2006

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for 2005 was $4.11 million, or $1.30 per diluted share, compared to $4.95 million, or $1.56 per diluted share for last year. Net income for the fourth quarter of 2005 was $961,000, or $.30 per diluted share, compared to $1.09 million, or $.34 per diluted share for the same quarter in 2004. The decrease in both annual and quarterly net income was due to lower net interest income, lower non-interest income and higher non-interest expenses, partially offset by a decrease in the provision for loan losses due to lower charged-off loans and management’s evaluation of the current portfolio.

Net interest income was $19.12 million in 2005, a decrease of $1.1 million compared to 2004. Net interest margin decreased to 3.16% for 2005 from 3.31% for last year. Interest income increased $751,000 to $32.89 million in 2005 from $32.14 million during the same period last year. Unfortunately, total interest expense increased $1.86 million to $13.77 million during 2005 from $11.90 million during 2004. For the fourth quarter of 2005, net interest margin decreased to 3.08% from 3.24% for the same quarter last year. As the difference in yield between short-term and long-term rates has diminished over the past year, deposit and borrowing costs more closely associated with short-term yields have increased, while residential mortgage and consumer loan pricing associated with middle to long-term yields have remained relatively flat.

For the year 2005, the provision for loan losses was $775,000, compared to $1.90 million for 2004. The provision for loan losses was $300,000 during the fourth quarter of 2005, compared to $550,000 during the same quarter last year. The lower provision for loan losses in 2005 is a result of lower net charge-offs and management’s evaluation of the current portfolio. Net charge-offs were $928,000, or 0.23% in 2005, compared to $2.52 million, or 0.62%, for the same period in 2004. Non-performing loans at December 31, 2005 increased to 1.96% from .71% of total loans at December 31, 2004 due to placing one $5.0 million relationship on non-accrual during September 2005. At the time the relationship was placed on non-accrual, the loans were less than 60 days past due; however, management was aware of potential cash flow weaknesses. As of December 31, 2005, all payments due are current. The percentage of the allowance for loan losses to total loans was .97% at December 31, 2005 and 1.05% at December 31, 2004.

Non-interest income was $8.37 million for 2005, a decrease of 9.4% from the $9.24 million earned in 2004. Non-interest income was $2.07 million for the fourth quarter of 2005, compared to $2.23 million for the same period in 2004. Non-interest income for 2004 included $787,000 in realized securities gains, compared to only $101,000 in realized securities gains in 2005. Excluding the securities gains, the primary reasons for the decrease for the quarter and year are lower service charge income and ATM network fees. Service charge income decreased 9.2% from last year as customers sought out the Company’s free checking product. In addition, the Company collected less overdraft fees in 2005 compared to 2004. ATM network fees decreased 37.5% from last year as a result of fewer units in operation and higher costs.

For 2005, non-interest expense was $21.87 million, compared to $21.55 million for 2004. Salaries and employee benefits expense increased 4.9% during 2005 due to merit increases and increased benefit costs. Professional fees increased 23.2% in 2005 due to new corporate initiatives. Non-interest expense for the fourth quarter of 2005 was $5.38 million, compared to $5.35 million for the same quarter in 2004.

Performance ratios for 2005 included a return on assets of .63% and a return on equity of 6.98%. For the fourth quarter of 2005, return on assets was .58%, and return on equity was 6.37%.

Total assets of $650.2 million increased $4.85 million, or .75%, from December 31, 2004. Net loans increased 3.7% from December 31, 2004 to $413.6 million, while total deposits declined $4.97 million to $447.6 million. The loan growth was funded by increased short-term borrowings of $12.0 million. Book value per share was $18.07 at December 31, 2005.

On December 20, 2005, the Board of Directors declared a dividend of $0.26 per share, payable January 27, 2006 to shareholders of record on December 31, 2005. This is an increase of 4.0% from the fourth quarter of 2004.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Year Ending
	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004	12/31/2005	12/31/2004
Statements of Income
Interest income	$8,526	$8,299	$8,168	$7,893	$7,981	$32,886	$32,135
Interest expense	3,812	3,551	3,271	3,134	3,042	13,768	11,904

Net interest income	4,714	4,748	4,897	4,759	4,939	19,118	20,231
Provision for loan losses	300	275	125	75	550	775	1,900
Non-interest income	2,067	2,085	2,096	2,119	2,234	8,367	9,239
Non-interest expenses	5,376	5,686	5,507	5,299	5,348	21,868	21,552

Income before income taxes	1,105	872	1,361	1,504	1,275	4,842	6,018
Income taxes	144	93	223	277	187	737	1,064

Net income	$961	$779	$1,138	$1,227	$1,088	$4,105	$4,954

Per Share Data
Basic earnings per share	$0.30	$0.25	$0.36	$0.39	$0.35	$1.30	$1.57
Diluted earnings per share	0.30	0.25	0.36	0.39	0.34	1.30	1.56
Dividends per share	0.26	0.26	0.26	0.26	0.25	1.04	1.00
Book value at quarter end	18.10	18.15	18.33	17.93	18.16	18.10	18.16
Average basic shares outstanding	3,164	3,164	3,159	3,159	3,150	3,162	3,148
Average diluted shares outstanding	3,166	3,170	3,166	3,170	3,163	3,168	3,166

Balance Sheet Items (Quarter End)
Total assets	$650,248	$654,678	$648,349	$653,371	$645,323	$650,248	$645,323
Securities	171,567	176,154	180,578	176,667	169,745	171,567	169,745
Loans	417,623	413,869	408,875	400,540	402,839	417,623	402,839
Allowance for loan losses	4,058	4,073	4,067	4,118	4,212	4,058	4,212
Deposits	447,626	448,592	445,770	450,852	452,593	447,626	452,593
Long-term debt	109,039	109,709	110,371	111,026	111,673	109,039	111,673
Total shareholders’ equity	58,498	58,654	59,222	57,850	58,601	58,498	58,601

Selected Financial Ratios
Return on average assets	0.58%	0.47%	0.70%	0.76%	0.66%	0.63%	0.75%
Return on average equity	6.37	5.20	7.85	8.45	7.28	6.98	8.57
Dividend payout ratio	86.67	104.00	72.22	66.67	71.43	80.00	63.69
Net interest margin	3.08	3.10	3.27	3.18	3.24	3.16	3.31
Average loans to average total assets	63.10	62.77	62.17	60.96	61.67	62.26	61.80
Average equity to average total assets	9.05	9.06	8.96	8.95	9.09	8.99	8.74
Total risk-based capital ratio (at quarter end)	14.96	14.94	14.95	15.15	15.06	14.96	15.06
Non-performing loans to total loans	1.96	1.99	0.96	0.71	0.71	1.96	0.71
Loan loss allowance to total loans	0.97	0.98	0.99	1.03	1.05	0.97	1.05
Loan loss allowance to non-performing loans	49.62	49.54	103.78	143.84	146.56	49.62	147.00
Net charge-offs to average loans	0.30	0.26	0.17	0.17	0.87	0.23	0.62